EXHIBIT 4.1

                             STOCKHOLDERS' AGREEMENT

     This STOCKHOLDERS' AGREEMENT (the "Agreement") is made as of this 30th day of March 2000, by and among PATHNET TELECOMMUNICATIONS, INC., a Delaware corporation (the "Company"); and the undersigned parties identified on Exhibit A (collectively the "Stockholders").

                              W I T N E S S E T H:

     WHEREAS, the Company has entered into the following contribution agreements (collectively, the "Contribution Agreements"): (i) Contribution Agreement (the "BNSF Contribution Agreement") by and among the Company and The Burlington Northern and Santa Fe Railway Company and certain affiliates thereof (collectively, "BNSF"); (ii) Contribution Agreement (the "CSX Contribution Agreement") by and between the Company and CSX Transportation, Inc. ("CSX");
(iii) Contribution Agreement (the "Colonial Contribution Agreement") by and between the Company and Colonial Pipeline Company, a Delaware and Virginia corporation ("Colonial"); and (iv) Contribution Agreements (the "Pathnet Stockholders Contribution Agreements") by and among the Company and the stockholders (the "Pathnet Stockholders") of Pathnet, Inc., a Delaware corporation ("Pathnet"). Each of BNSF, CSX, Colonial and certain individual Pathnet Stockholders, together with Jalkut (as defined below), is a Stockholder under this Agreement.

     WHEREAS, pursuant to the Contribution Agreements, the Company and the Stockholders have agreed to enter into this Agreement to provide certain rights to the Stockholders of shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), Series B Convertible Preferred Stock (the "Series B Preferred Stock"), Series C Convertible Preferred Stock (the "Series C Preferred Stock"), Series D Convertible Preferred Stock (the "Series D Preferred Stock") and Series E Convertible Preferred Stock (the "Series E Preferred Stock" and, collectively with the other aforementioned series, the "Series Preferred Stock") in the amounts set forth in Exhibit A, which shall be convertible into shares of the Company's common stock, $.01 par value per share (the "Common Stock") in accordance with the terms of the Company's Certificate of Incorporation.

     WHEREAS, the undersigned Stockholders wish to enter into this Agreement in order better to regulate the conduct of the business of the Company and to provide for certain voting and stock transfer arrangements both before and after the conversion of the Series Preferred Stock into shares of the Common Stock as contemplated in the Certificate of Incorporation of the Company.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

SECTION 1 DEFINED TERMS

     1.1. Certain Definitions.

     For purposes of this Agreement, the following defined terms shall have the meanings set forth below:




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     "Affiliate"  of  a  party  or  other  person  (whether  a  natural  person, corporation, partnership, association, company, or other entity) shall mean (i) the spouse, child, parent, sibling, or other familial relation of any natural person, and (ii) any natural person, corporation, partnership, association, company or other entity, in each case controlled by or operating at the direction of, under common control or operating in conjunction with, or controlling or otherwise directing, any such party or other person;

     "Board of Directors" shall mean the Board of Directors of the Company, as duly elected and qualified from time to time;

     "Bylaws" shall mean the duly adopted bylaws of the company, as such Bylaws may be amended from time to time hereafter;

     "Certificate of Incorporation" shall mean the Company's Certificate of Incorporation, as such Certificate may be amended from time to time hereafter;

     "Electing Purchasers" shall mean those Eligible Stockholders electing, by notice in writing to the Company delivered within the thirty-day notice period set forth in Section 8.1(c) hereof, to purchase additional securities of the Company pursuant to the exercise of their rights to purchase such additional securities pursuant to Section 8.1 hereof;

     "Eligible Stockholder" shall mean each and all of such of the Series Preferred Stockholders and the Founder as shall in each case and at the applicable date continue to own at least fifty percent (50%) of the number of shares of the Company's voting capital stock (as adjusted for any split, recombination, stock dividend, or other reclassification of the voting capital stock of the Company, as may be provided in the Company's Certificate of Incorporation) as such person owned immediately following the closing of the initial transactions contemplated in the Contribution Agreements including any shares of voting capital stock held by Affiliates of such Series Preferred Stockholder;

     "Founder" shall mean David Schaeffer, an individual resident of Potomac, Maryland;

     "Founder Securities" shall mean shares of Common Stock issued to the Founder whether initially or by way of a stock dividend, stock split, or in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that the term "Founder Securities" shall not include any shares of Common Stock that have previously been registered with the SEC under the provisions of Article 9 or otherwise, or which have been sold to the public either pursuant to a registration statement or SEC Rule 144, or that may be sold by the holder thereof pursuant to SEC Rule 144(k);

     "Holder" shall mean a holder of Registrable Securities or Founder
Securities;

     "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified;

     "Jalkut" shall mean Richard A. Jalkut, an individual resident of Bedford, New York ;



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     "Jalkut Employment Agreement" shall mean that certain Employment Agreement, dated as of August 4, 1997, by and between Jalkut and Pathnet, Inc., as amended and assigned to the Company as of March 30, 2000;

     "Pathnet" shall have the meaning set forth in the preamble to this Agreement.

     "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company and a governmental entity or any department, agency or political subdivision thereof.

     "Pro Rata Share" shall mean that portion of the total number of securities proposed to be sold or otherwise issued by the Company determined by a fraction
(i) the numerator of which is the aggregate number of shares of Common Stock owned by such party immediately prior to any proposed sale or other issuance of securities (assuming the full conversion of any shares of the capital stock of the Company held by such party that are convertible into shares of Common Stock); and (ii) the denominator of which is the total number of shares of Common Stock owned by all such parties owning Common Stock, assuming the exercise of all outstanding options, warrants, and other rights to acquire Common Stock (or securities convertible into Common Stock) and the full conversion of any shares of the capital stock of the Company convertible into shares of Common Stock;

     "Qualified Public Offering" shall mean the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock to the public (i) in which the proceeds received by the Company, net of underwriting discounts and commissions, equal or exceed $75,000,000; (ii) immediately prior to the consummation of which the Company is valued (based on the per-share price paid in such public offering, but without regard to any proceeds to be received by the Company in connection with such public offering) at greater than $600,000,000; and (iii) in which the Company uses a nationally recognized underwriter acceptable to the Board of Directors;

     "Registrable Securities" shall have the meaning ascribed to such term in
Section 9.4 hereof;

     "Required Holders" shall mean: (i) prior to the first Qualified Public Offering, the holders at any time and from time to time of at least sixty-seven percent (67%) of the Registrable Securities; and (ii) after the first Qualified Public Offering, the holders at any time and from time to time of at least twenty percent (20%) of the Registrable Securities;

     "SEC" shall mean the United States Securities and Exchange Commission, or any successor entity thereto;

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations from time to time promulgated thereunder;

     "Series A Preferred Stockholders" shall mean the holders of the shares of Series A Preferred Stock;

     "Series B Preferred Stockholders" shall mean the holders of the shares of Series B Preferred Stock;



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

     "Series C Preferred Stockholders" shall mean the holders of the shares of Series C Preferred Stock;

     "Series D Preferred Stockholders" shall mean the holders of the shares of Series D Preferred Stock;

     "Series E Preferred Stockholders" shall mean the holders of the shares of Series E Preferred Stock;

     "Series Preferred Stockholder" shall mean the holder of any shares of any one or more of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock;

     "Series Preferred Stockholder Director" shall mean any nominee of any of the Series Preferred Stockholders appointed in accordance with the provisions hereof and serving from time to time as a director of the Company;

     "Shares" shall mean any shares of the capital stock of the Company;

     "Stockholder Director" shall mean any of the directors of the Company appointed pursuant to the provisions of Section 5.1(b)(i) through (v) hereof;

     "Stock Incentive Plan" shall mean the Company's 1995 Stock Incentive Plan, in substantially the form attached as Exhibit B hereto and as contemplated to be adopted by the Board of Directors as of the date hereof;

     "Stock Option Plan" shall mean the Company's 1997 Stock Option Plan, in substantially the form attached as Exhibit C hereto and as contemplated to be adopted by the Board of Directors as of the date hereof;

     "Subsidiary" shall mean Pathnet and (i) any other corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries, (ii) any partnership, joint venture or similar entity of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own more than 50% of the capital interest or profits interest, or (iii) any trust, association or other unincorporated organization of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own more than 50% of the beneficial interest.

     "Treasury Regulations" means the United States Treasury Regulations promulgated under the IRC, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

     "Warrant Registration Rights Agreement" shall mean that certain Amended and Restated Warrant Registration Rights Agreement, dated as of March 30, 2000, by and among the Company and the Permitted Holders named therein, relating to certain Warrants proposed to be issued by the Company in exchange for certain warrants previously issued by Pathnet pursuant to the terms of the Warrant Agreement, dated April 8, 1998, by and between



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

Pathnet and certain other parties thereto, in connection with the placement of certain senior indebtedness of Pathnet, all as more fully described in such Amended and Restated Warrant Registration Rights Agreement, which Amended and Restated Warrant Registration Rights Agreement shall be on terms substantially similar to those of the Warrant Registration Rights Agreement, dated April 8, 1998, by and between Pathnet and certain other parties thereto.

     1.2. Interpretation of Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person (whether natural, corporate, or otherwise) shall be construed to include such person's successors and assigns, (c) the words
"herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Stockholders to enter into this Agreement, the Company represents and warrants, as of the date hereof, to each of the Stockholders as follows:

     2.1. Organization and Corporate Power.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business, financial condition or results of operations.

          (b) The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and to carry out the transactions contemplated hereby.

          (c) The Company is not in violation of any term of its Certificate of Incorporation or Bylaws, each as amended to date, or in violation of any material term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Company or to which the Company is a party, in each case in any manner that could reasonably be expected to have a material adverse effect on the Company's business, financial condition, prospects, assets, liabilities or results of operations.



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

     2.2. Authorization and Non-Contravention.

          (a) This Agreement and all documents executed pursuant hereto or otherwise in connection herewith (including without limitation the Contribution Agreements and the documents and other agreements executed in connection therewith) are valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforcement may be limited by laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights and the availability of equitable remedies which are subject to the discretion of the court before which an action may be brought.

          (b) The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed pursuant hereto or otherwise in connection herewith (including without limitation the Contribution Agreements and the documents and other agreements executed in connection therewith) have been duly authorized by all necessary corporate action of the Company.

          (c) The execution of this Agreement and the performance of any transaction contemplated hereby shall not (i) violate, conflict with or result in a default under any contract or obligation to which the Company or any Subsidiary is a party or by which it or any Subsidiary or any of their assets are bound, or any provision of its Certificate of Incorporation or Bylaws, each as amended to date, or cause the creation of any encumbrance upon any of the assets of the Company or any Subsidiary; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency; (iii) require from the Company or any Subsidiary any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) accelerate any obligation under or give rise to a right of termination of, any material agreement, permit, license or authorization to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound.

     2.3. Tax-Related Representations.

          (a) There is no plan or intention by the Company to dispose of any of the property contributed to the Company pursuant to the Contribution Agreements except that the Company may (i) transfer certain contributed property to Pathnet or another Subsidiary in a transaction that will qualify as a tax-free transfer pursuant to Section 351, and (ii) effect the conversion of certain shares of preferred stock of Pathnet into shares of common stock of Pathnet.

          (b) There is no current plan or intention on behalf of the Company to redeem or otherwise reacquire any of the Shares issued pursuant to the transactions set forth in the Contribution Agreements.

          (c) The Company intends that the contributions of property to the Company in exchange for Shares pursuant to the Contribution Agreements will be treated as part of a single integrated transaction in which gain or loss will not be recognized pursuant to IRC Section 351 and, in the case of Persons who contribute Pathnet stock to the Company in exchange for Shares, the contributions also will qualify as a tax-free reorganization under IRC Section 368(a)(1)(B) pursuant to which gain or loss will not be recognized.



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

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     In order to induce the other Stockholders and the Company to enter into this Agreement, their respective Contribution Agreements (between the Company and such other Stockholders), and the other documents being executed in connection herewith and therewith, each Stockholder individually represents and warrants, as of the date hereof, to the Company and to each of the other Stockholders as follows:

     3.1. Organization and Corporate, Partnership and Individual Power.

          (a) Such Stockholder is either (i) a partnership or corporation duly organized, validly existing and in good standing under the laws of its
respective  jurisdiction,   and  is  qualified  to  do  business  as  a  foreign
partnership or corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business, financial condition or results of operations, (ii) a natural person whose individual net worth, or joint net worth with such person's spouse, as of the date hereof exceeds $1,000,000, or (iii) a natural person who has a preexisting personal or business relationship with one of the directors of the Company, or by reason of his or her business or financial experience or the business or financial experience of his or her professional advisors who are unaffiliated with and who are not compensated by the Company or any selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to protect his or her own interests in connection with the transactions contemplated by this Agreement.

          (b) Such Stockholder, if a partnership or a corporation, has all required corporate or partnership power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby; provided, however, that no representation or warranty is made herein with respect to any agreement by any Stockholder to contribute any assets to the Company. Such Stockholder, if an individual, has the capacity to enter into and perform this Agreement and the agreements contemplated hereby to which he is a party and to carry out the transactions contemplated hereby and thereby.

     3.2. Authorization and Non-Contravention.

          (a) This Agreement and all documents executed pursuant hereto or otherwise in connection herewith (including without limitation the applicable Contribution Agreement and the documents and other agreements executed in connection therewith) are valid and binding obligations of such Stockholder, enforceable in accordance with their terms, except as such enforcement may be limited by laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights and the availability of equitable remedies which are subject to the discretion of the court before which an action may be brought.

          (b) The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed pursuant hereto or otherwise in connection herewith (including without limitation the respective Contribution Agreement and the documents and other agreements executed in connection therewith) have been duly authorized by all necessary corporate, partnership, or individual action of such Stockholder, and represent the exercise of such Stockholder's own free will and have not been executed under any compulsion or duress.



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

          (c) The execution of this Agreement and the performance of any transaction contemplated hereby shall not: (i) violate, conflict with or result in a default under any contract or obligation to which such Stockholder is a party or by which it or its assets are bound, or, in the case of any Stockholder that is a partnership or corporation, any provision of such Stockholder's certificate of incorporation, bylaws, partnership agreement, or other organizational or voting documents, each as amended to date, or cause the creation of any encumbrance upon any of the assets of any Stockholder; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any law, regulation or rule normally applicable to the transactions contemplated hereby (and excluding any federal, state or local antitrust, tax, environmental, health, safety or employment laws or laws, regulations or rules applicable to such Stockholder solely as a result of its business activities), or any order of, or any restriction imposed by, any court or other governmental agency; (iii) require from such Stockholder any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) accelerate any obligation under or give rise to a right of termination of, any material agreement, permit, license or authorization to which such Stockholder is a party or by which such Stockholder is bound; provided, however, that no representation or warranty is made herein with respect to the contribution to the Company by any Stockholder of any assets.

     3.3. Tax-Related Representations.

          (a) Such Stockholder has no present intention or plan, formally or informally, on the date hereof, to transfer or dispose of any of the Shares received by such Stockholder pursuant to its Contribution Agreement.

          (b) Each Stockholder intends that the contributions of property to the Company in exchange for Shares pursuant to the Contribution Agreements will be treated as part of a single integrated transaction in which gain or loss will not be recognized and, in the case of Persons who contribute Pathnet stock to the Company in exchange for Shares, the contributions also will qualify as a tax-free reorganization under IRC Section 368(a)(1)(B) pursuant to which gain or loss will not be recognized.

SECTION 4 COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

     The Company hereby covenants with and for the benefit of the Series Preferred Stockholders to comply, and, in order to induce the Series Preferred Stockholders to enter into this Agreement, all of the undersigned Stockholders shall, if required, vote their shares of the Company's capital stock in a manner consistent with the covenants set forth in this Section 4, until the earlier of the date on which no shares of the Series Preferred Stock remain outstanding or the Company's first Qualified Public Offering, except as otherwise provided herein, and until such date the Series Preferred Stockholders hereby agree to comply with the covenants set forth in Section 4.10.

     4.1. Financial Statements and Budgetary Information.

          (a) The Company shall deliver to the Stockholders internally prepared unaudited quarterly financial statements and audited annual financial statements, as well as annual budgetary information. The quarterly financial information and reports shall be provided to the Stockholders within forty-five
(45) days after the end of each fiscal quarter of the Company's fiscal year. Annual financial statements audited by a Big Five accounting firm selected by the Board of Directors shall



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

be provided to the Stockholders within ninety (90) days after the end of each fiscal year of the Company.

          (b) The annual budgetary information for each upcoming fiscal year shall be presented at the Board of Directors' meeting at least 60 days prior to each fiscal year-end of the Company and shall be subject to approval by the Board of Directors. Such budgetary information shall include a budget for the upcoming fiscal year and the succeeding two years describing in detail, at a minimum, assumptions with respect to revenues, key operating expenses and capital expenditures and financing. Any material deviations from the budget for any fiscal year shall be subject to prior approval by the Board of Directors.

          (c) The Company shall deliver to the Stockholders such other periodic information as it may provide to holders of the Company's outstanding debt obligations.

     4.2. Indemnification and Insurance.

     For so long as any of the shares of Series Preferred Stock remain outstanding, the Certificate of Incorporation shall at all times during which any Series Preferred Stockholder Director serves as a director of the Company, provide for indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law. Upon the reasonable request of any Series Preferred Stockholder Director, and in any event prior to the effective date of a public offering by the Company of equity securities registered pursuant to the Securities Act, the Company shall use its best efforts to obtain and maintain on reasonable business terms directors and officers liability insurance coverage at a level reasonably suitable for the Company but in no event less than $1,000,000 per occurrence, including coverage of knowing violations under federal and state securities laws, which coverage shall apply to, but not be limited to, the Company's initial public offering.

     4.3. Restrictions on other Agreements.

     The Company shall not enter into any agreement with any party which eliminates, amends or restricts the rights and preferences of the Series Preferred Stock as set forth in the Certificate of Incorporation or otherwise take any other action that adversely affects the rights of the Series Preferred Stockholders or any class of Series Preferred Stock.

     4.4. Stock Options.

          (a) Except as set forth on Schedule 4.4, the Company shall not issue stock, grant stock options, warrants, or other rights to purchase stock in the Company, except pursuant to and in accordance with the terms of the Stock Option Plan and the Stock Incentive Plan. Unless otherwise approved by the Board of Directors, the Company shall not issue or grant any of such securities with respect to the purchase of more than 5.5 million shares of Common Stock, or any shares of Preferred Stock, under the Stock Option Plan and Stock Incentive Plan (including options issued in exchange for options for shares of Common Stock of Pathnet which are issued and outstanding as of the date hereof, and as adjusted for stock splits, stock dividends, reclassification and similar events).

          (b) Notwithstanding any of the foregoing clause 4.4(a), the Company shall be permitted to grant stock options (and issue Common Stock upon the exercise thereof) of the Company to the individuals and entities listed on
Schedule 4.4 in the amounts and under the terms and conditions set forth opposite such individual or entity. Pursuant to the terms of the Stock Option Plan and the Stock Incentive Plan, qualified incentive stock options and nonqualified options may be granted to employees, officers, directors and consultants of the Company pursuant to and in accordance with the terms of this Agreement and the terms of the Stock Option Plan and the Stock Incentive Plan as adopted as of the date hereof, and the exercise of any options shall be conditioned on the optionee making satisfactory provisions for the payment of any withholding taxes due on such exercise and agreeing to be bound by the provisions of Section 5 and Section 7 hereof. Neither the Stock Option Plan nor the Stock Incentive Plan may be amended, revised or waived after the date hereof without the consent of a majority of the Series Preferred Stockholder Directors.

          (c) Notwithstanding anything set forth in this Section 4.4 to the contrary, management may change the composition and compensation and remuneration of existing management, consultants and employees of the Company and may hire new management, consultants and employees of the Company, provided the compensation and remuneration of such new and existing management, consultants and employees (including any capital stock of the Company issued to such new existing management, consultants or employees and any vesting schedules relating to the grant of any such capital stock) is within the ranges established from time to time by the Board of Directors with the approval of a majority of the Series Preferred Stockholder Directors. Pursuant to the terms of the Stock Option Plan and the Stock Incentive Plan, all awards under such plans must be administered by a "Committee" whose members must be designated by the Board of Directors.

          (d) The Company shall cause Pathnet not to issue or grant any options, warrants, or other rights to purchase, or securities convertible into or exchangeable for, shares of the capital stock of Pathnet; provided, however, that the foregoing covenant shall not apply to the existing rights and obligations of Pathnet under options, warrants, purchaser rights or convertible securities that are issued and outstanding on the date hereof.

     4.5. Conduct of Business.

          (a) The Company shall engage principally in the business of acquiring, constructing, developing and/or operating telecommunications networks in the United States or a business or businesses similar or otherwise related or incidental thereto or reasonably compatible therewith. The Company shall keep in full force and effect its corporate existence and all intellectual property rights useful in its business and shall use its best efforts to cause (i) each existing and new employee to execute a Non-Disclosure Agreement in such form as may from time to time be approved by the Board of Directors, (ii) each new engineer and information technology professional to execute a Non-Disclosure and Assignment of Inventions Agreement in such form as may from time to time be approved by the Board of Directors, and (iii) each new employee holding an office of vice president or higher of the Company to execute a Non-Disclosure, Assignment of Inventions and Non-Competition Agreement in such form as may from time to time be approved by the Board of Directors.

          (b) The Company shall maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, as necessary to permit such business to be properly and advantageously conducted.

     4.6. Payment of Taxes, Compliance with Laws, etc.

     The Company shall pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income, franchise or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company shall comply with all applicable laws and regulations in the conduct of its business, including, without limitation, all applicable federal and state securities laws in connection with the issuance of any securities.

     4.7. Material Events.

     The Company will continuously monitor and promptly advise the Series Preferred Stockholders and the Founder in writing of any event that, in the good faith judgment of the Company, represents a material adverse change in the condition, financial or otherwise, or business of the Company, and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, in the good faith judgment of the Company, could have a material adverse effect on the Company or its financial condition, business or prospects.

     4.8. Management and Compensation.

     The Board of Directors may establish a Compensation Committee, consisting of such members as the Board shall determine. Subject to the provisions of applicable law, the Board of Directors may delegate to any such Compensation Committee all or any part of the authority of the Board of Directors regarding the employment and compensation of all officers and employees of the Company.

     4.9. Inspection.

     The Company shall, upon reasonable prior notice to the Company and so long as not unduly disruptive to the Company's business, permit authorized representatives of the holders of the Series Preferred Stock to visit and inspect any of the properties of the Company, including its books or accounts (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be requested.

     4.10. Tax Free Transfers.

          (a) The Company and the Stockholders will prepare and file their Federal and state income tax returns in a manner that characterizes the contributions set forth in the Contribution Agreements in the manner described in Sections 2.3(c) and 3.3(b) of this Agreement; provided, however, that neither the representations in Section 2.3(c) nor the covenants in this Section 4.10 shall apply to any transfers of property or the provision of services to any Stockholder subsequent to the date of this Agreement.

          (b) The Stockholders agree to file the information required by Treasury Regulation Section 1.351-3 for their respective Federal income tax returns for the taxable year of the contribution, and the Company agrees to furnish to the Stockholders information necessary to enable the Stockholders to comply with the information reporting requirements of Treasury Regulation
Section 1.351-3.

          (c) The Company will exercise reasonable care not to take any action subsequent to the date hereof that will cause the transfers of property to the Company in exchange for Shares as set forth in the Contribution Agreements not to qualify as tax-free transfers pursuant to IRC Sections 351 and 368(a)(1)(B), as applicable.

          (d) Notwithstanding the introductory sentence of this Section 4, the covenants of the Stockholders and the Company pursuant to this Section 4.10 shall survive the closing of the Company's first Qualified Public Offering and the conversion of the Series Preferred Stock and shall remain in full force and effect for a period of 20 years from the date hereof.

SECTION 5 BOARD OF DIRECTORS

     5.1. Appointments to the Board of Directors Prior to a Qualified Public Offering.

     Until the earlier of the date on which no shares of the Series Preferred Stock remain outstanding or the Company's first Qualified Public Offering, the Company shall comply, and the Stockholders shall vote their shares of the Company's capital stock in compliance with, and to cause the Company to comply with, the covenants set forth in this Section 5.1:

          (a) Size of Board of Directors. The Company and the Stockholders shall fix the number of members of the Board of Directors at ten (10) directors.

          (b) Composition of Board of Directors

               (i) Series A Preferred Stockholder Directors. The holders of the Series A Preferred Stock shall be entitled to vote as a class separately from all other classes of stock of the Company in any vote for the election of directors of the Company, and shall be entitled to elect by such class vote two directors (the "Series A Stockholder Directors"), one of which Series A Stockholder Directors shall be designated by Spectrum Equity Investors, L.P. ("Spectrum") for so long as it owns shares of Series A Preferred Stock and thereafter by the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, and the other of which shall be designated by New Enterprise Associates VI, Limited Partnership or its affiliates (collectively, "NEA VI") for so long as it owns shares of Series A Preferred Stock and thereafter by the holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

               (ii) Series B Preferred Stockholder Director. The holders of the Series B Preferred Stock shall be entitled to vote as a class separately from all other classes of stock of the Company in any vote for the election of directors of the Company, and shall be entitled to elect by such class vote one director (the "Series B Stockholder Director"), which shall be designated by Grotech Partners IV, L.P. ("Grotech IV") for so long as it owns shares of Series B Preferred Stock, and thereafter by the holders of a majority of the issued and outstanding shares of Series B Preferred Stock.

               (iii) Series C Preferred Stockholder Director. The holders of the Series C Preferred Stock shall be entitled to vote as a class separately from all other classes of stock of the Company in any vote for the election of directors of the Company and shall be entitled to elect by such class vote one director (the "Series C Stockholder Director") to be designated by the holders of a majority of the issued and outstanding shares of Series C Preferred Stock, provided, however, that if the holders of a majority of the issued and outstanding shares of Series C Preferred Stock designate for election as the Series C Stockholder Director an individual who is not a partner or associate of a Series C Stockholder or an entity under substantially the same management as a Series C Stockholder, such designee shall be elected as a director only with the vote of a majority of the Series A Stockholder Directors and the Series B Stockholder Director, voting together. Initially, the Series C Stockholder Director shall be designated by Toronto Dominion Capital (U.S.A.), Inc. In no event shall the Series C Stockholder Director be: (A) a partner or associate of Spectrum or an entity under substantially the same management as Spectrum for so long as Spectrum has designation rights under this
          Section 5.1(b); (B) a partner or associate of NEA VI or an entity under substantially the same management as NEA VI for so long as NEA VI has designation rights under this Section 5.1(b); or (C) a partner or associate of Grotech IV or an entity under substantially the same management as Grotech IV for so long as Grotech IV has designation rights under this Section 5.1(b).

               (iv) Series D/E Stockholder Directors. The holders of the Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, shall be entitled to vote as a class separately from all other classes of stock of the Company in any vote for the election of directors of the Company, and shall be entitled to elect by such class vote three directors (the "Series D/E Stockholder Directors"). The Series D/E Stockholder Directors shall be designated as follows:

               (A) one Series D/E Stockholder Director shall be designated by CSX for so long as it owns shares of Series D Preferred Stock, and thereafter shall be designated by the holders of a majority of the issued and outstanding shares of Series D Preferred Stock and Series E Preferred Stock, voting together as a single class;

               (B) one Series D/E Stockholder Director shall be designated by BNSF for so long as it owns shares of Series D Preferred Stock, and thereafter shall be designated by the holders of a majority of the issued and outstanding shares of Series D Preferred Stock and Series E Preferred Stock, voting together as a single class; and

               (C) one Series D/E Stockholder Director shall be designated by Colonial for so long as it owns shares of Series E Preferred Stock or Series D Preferred Stock, and thereafter shall be designated by the holders of a majority of the issued and outstanding shares of Series D Preferred Stock and Series E Preferred Stock, voting together as a single class.

               (v) Independent Director. The holders of all classes of Shares, voting as a single class, shall elect one independent director who is not an officer or employee of the Company or any Subsidiary and not a holder or an Affiliate of any holder of Shares of any class as of the date of such election.

               (vi) Chief Executive Officer. The holders of all classes of Shares, voting as a single class, shall elect the Chief Executive Officer (and any replacement or successor Chief Executive Officer) as a director.

     5.2. Appointments to the Board of Directors Following a Qualified Public Offering.

     Following  the  earlier  of the  date on  which  no  shares  of the  Series
Preferred  Stock remain  outstanding  or the Company's  first  Qualified  Public
Offering, the Stockholders shall, for so long as they own shares of the Company's voting capital stock, vote their shares of the Company's voting capital stock in compliance with the covenants set forth in this Section 5.2; provided, however, that the terms of this Section 5.2 shall not apply to any transferee of the shares owned by such Stockholders if such transferee is not an Affiliate of such Stockholder:

          (a) Representative of BNSF. For so long as BNSF shall be the beneficial owner of not less than five percent (5%) of the outstanding voting capital stock of the Company, the Stockholders shall cast their votes as the holders of shares of the voting capital stock of the Company to cause the designee of BNSF to be elected as a director of the Company.

          (b) Representative of CSX. For so long as CSX shall be the beneficial owner of not less than five percent (5%) of the outstanding voting capital stock of the Company, the Stockholders shall cast their votes as the holders of shares of the voting capital stock of the Company to cause the designee of CSX to be elected as a director of the Company

          (c) Representative of Colonial. For so long as Colonial shall be the beneficial owner of not less than five percent (5%) of the outstanding voting capital stock of the Company, the Stockholders shall cast their votes as the holders of shares of the voting capital stock of the Company to cause the designee of Colonial to be elected as a director of the Company.

     5.3. Other Covenants Concerning Officers and Directors.

     For so long as a Stockholder  is bound by the provisions of Sections 5.1 or
5.2 hereof, such Stockholder shall vote their shares of the Company's capital stock in compliance with and to cause the Company to comply with the following covenants:

          (a) Selection of Chief Executive Officer. The first Chief Executive Officer of the Company shall be Jalkut. Upon the termination, resignation, death or disability of the Chief Executive Officer of the Company, the Company shall select and hire a successor Chief Executive Officer (and any successor thereto) by the affirmative vote of a majority of the Board of Directors.

          (b) Meetings of Board of Directors. A meeting of the Board of Directors shall be held at least four times each calendar year at intervals of not more than three months.

          (c) Removal of Directors. Each of the Stockholder Directors shall be nominated, elected and continued as a director of the Company as provided in
Section 5.1 or Section 5.2, as
applicable, and shall not be removed for any reason other than in connection with the designation and election of a successor Series A Stockholder Director by the Series A Stockholders, a successor Series B Stockholder Director by the Series B Stockholders, a successor Series C Stockholder Director by the Series C Stockholders, or a successor Series D/E Stockholder Director by the Series D Stockholders and Series E Stockholders, as applicable, in each case as provided in Section 5.1(b) hereof or 5.2 hereof, as applicable. All Stockholders agree to vote for the removal of a Stockholder Director, if required, by the person or persons entitled to designate such Stockholder Director, and for the election to the Board of Directors of a substitute designated by the person or persons entitled to designate such replacement director under this Section 5.3(c), if requested by the person or persons entitled to designate such replacement director.

     5.4. Other Matters. For so long as a Stockholder is bound by the provisions of Section 5.1, 5.2 or 5.3, such Stockholder shall vote all of his or its shares of the Company and shall take all other necessary or desirable actions within his or its control in its capacity as a stockholder, (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and placing into nomination the names of the board designees permitted hereunder) to satisfy its obligations pursuant to this Section 5, and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings and placing into nomination the names of the board designees permitted hereunder) to enable and facilitate the satisfaction by the stockholders of their obligations pursuant to this Section 5 and the election of members of the board of directors as described herein.

SECTION 6 NEGATIVE COVENANTS OF THE COMPANY

     So long as not less than 25% of the shares of Series Preferred Stock outstanding immediately after the closing of the transactions contemplated in the Contribution Agreements (as such number may be adjusted for any stock split, reverse stock split, recombination, reclassification, or other similar transaction) remain outstanding, the Company shall comply with the following covenants, except as (i) in the case of Sections 6.1 through 6.5, the holders of more than two-thirds of the then-outstanding shares of Series Preferred Stock, voting together as a single class, may otherwise consent, and (ii) in the case of Section 6.6, as provided therein:

     6.1. Mergers, Dispositions, Acquisitions and Other Actions.

     The Company shall not: (a) sell, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets; (b) merge with or into or consolidate with another entity; (c) acquire any other corporation or business concern for more than $5 million, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise whether in one or a series of installments or make any loans to or investments in any other entities or persons (other than cash equivalents) of more than $5 million in any one or a series of related transactions; (d) voluntarily liquidate or wind up its operations; (e) issue any shares of its capital stock which are senior to or on a parity with any shares of Series Preferred Stock with respect to dividends, liquidation, redemptions or otherwise, or with any special voting rights; (f) incur, create, assume or become liable in any manner (by way of guarantee, surety, or otherwise) any new or additional indebtedness for borrowed money, whether by the issue of notes, other debt securities, or otherwise, except that the Company may so incur, create, assume or become liable for: (A) indebtedness (and any refinancing thereof) existing within the Company or its Subsidiaries upon the completion of the transactions contemplated in the Contribution Agreements; or (B) any indebtedness the principal amount of which so incurred, created, assumed by, or otherwise becoming a liability of, the Company in any one transaction or series of related transaction is less than or equal to $5 million; or (C) indebtedness incurred, created, or assumed by the Company in the ordinary course of its business.

     6.2. No Amendments to Certificate of Incorporation or Bylaws.

     The  Company   shall  not  make  any  amendment  to  its   Certificate   of
Incorporation or Bylaws.

     6.3. Restrictions on Other Agreements.

     The Company shall not enter into any agreement with any party which by its terms (a) restricts the payments due the holders of the shares of Series Preferred Stock, or (b) except as contemplated by Section 10.11, grants any right relating to the registration of its Common Stock superior to or on a parity with the rights granted to the Stockholders pursuant to Section 9 hereof.

     6.4. Affiliated Transactions.

     The Company shall not enter into or amend any transactions, agreements or arrangements with, or make any payments to, any director, officer or key employee of the Company or any person or entities which or who are relatives of, controlled by, or otherwise affiliated with any of the foregoing persons or entities (an "Affiliate") other than in the ordinary course of business and on terms no less favorable to the Company than those that would be available from unaffiliated third parties.

     6.5. Issuances of, Distributions on, and Redemptions of, Capital Stock.

     Except  as  otherwise  expressly  provided  in  this  Agreement  and in the
Certificate of Incorporation, the Company shall not authorize or issue, or obligate itself to issue, any additional shares of capital stock of the Company of any class, declare or pay any dividends, or make any distributions of cash, property or securities of the Company with respect to any shares of its Common Stock or any other class of its capital stock, or directly or indirectly redeem purchase, or otherwise acquire for consideration, any shares of its Common Stock or any other class of its capital stock; provided, however, that this restriction shall not apply to (x) the repurchase of shares of the Common Stock from individuals and entities who have entered into stockholder agreements when the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment and involuntary transfers by operation of law (and their permitted transferees), provided that the aggregate amount of repurchase thereunder shall not exceed $250,000 plus the cash proceeds from the issuance of any stock to employees of the Company other than pursuant to the Stock Option Plan or the Stock Incentive Plan or (y) transactions contemplated by the Jalkut Employment Agreement. Any redemption, repurchase or other acquisition by the Company of any shares of its capital stock shall be made in compliance with all laws, including but not limited to federal and state securities laws.

     Notwithstanding the foregoing, the Company shall have the right to (i) enter into and perform the Colonial Option Agreement, including the issuance of Series E Preferred Stock and Common Stock thereunder, and (ii) issue shares of the Series D Preferred Stock of the Company in exchange for the contribution of right-of-way rights on terms acceptable to the Board of Directors of the Company and add any such purchaser as a "Stockholder" hereunder as contemplated by Section

10.11 below, in each case without the consent of the holders of two-thirds of the shares of Series Preferred Stock as contemplated above, provided, in the case of clause (ii) above, that such issuance of Series D Preferred Stock in excess of the amount currently authorized does not materially prejudice the rights of the existing holders of the Series D Preferred Stock of the Company.

     6.6. Adverse Change in Terms or Rights of a Series of Preferred Stock. The Company shall not modify the terms of any Series of Preferred Stock as set forth in the Certificate of Incorporation of the Company without, in addition to any other consent required, the consent of the holders of a majority of such Series of Preferred Stock. The Company shall not amend the Certificate of Incorporation or Bylaws in a manner that materially and adversely affects the rights of any Series of Preferred Stock, relative to the rights of any other Series of Preferred Stock, without, in addition to any other consent required, the consent of the holders of a majority of such adversely affected Series of Preferred Stock. Any increase in the authorized number of any class of shares of the Company shall not be deemed to be adverse to any Series of Preferred Stock by reason of the effects of differing levels of protection against dilution as set forth in the Certificate of Incorporation.

SECTION 7 TRANSFER BY FOUNDER; RIGHTS TO PURCHASE

The following provisions of this Section 7 shall terminate upon the Company's first Qualified Public Offering:

     7.1. General Restrictions on Transfer by the Founder.

          (a) The Founder agrees that he will not directly or indirectly offer, transfer, donate, sell, assign, pledge, hypothecate or otherwise dispose of (any such action a "Transfer"), all or any portion of the shares of capital stock of the Company now owned or hereafter acquired by him, except in connection with, and strictly in compliance with, the conditions of any of the following (hereinafter "Permitted Transfers"):

               (i) Transfers effected pursuant to Section 7.2 and Section 7.3 hereof, in each case made in accordance with the procedures set forth therein;

               (ii) Transfers by the Founder to his spouse or children or to a trust of which he is the settlor or a trustee for the benefit of his spouse or children, provided that such trust does not require or permit distribution of such shares during the term of this Agreement, and provided, further, that the transferee shall have entered into an enforceable written agreement satisfactory to the Company and a majority of the Series Preferred Stockholders (voting together as a single class) providing that all shares so Transferred shall continue to be subject to all provisions of this Agreement as if such shares were still held by the Founder; and

               (iii) Transfers upon the Founder's death to his heirs, executors or administrators or to a trust under his will or Transfers between the Founder and his guardian or conservator, provided that the transferee shall have entered into an enforceable written agreement satisfactory to the Company and the Series Preferred Stockholders, voting together as a single class, providing that all shares so Transferred shall continue to be subject to all provisions of this Agreement as if such shares were still held by the Founder; and

               (iv) Transfers constituting a bona fide pledge, hypothecation or other granting of a security interest in the Founder Securities to secure a loan for borrowed money, provided that:

               (A) the financial institution making such loan shall have net assets in excess of $100 million;

               (B) neither the purpose nor the effect of such loan shall be to establish, support, or facilitate any short position in the Company's securities;

               (C) the documentation and structure of such pledge, hypothecation, or other granting of a security interest and the underlying loan documentation shall have been reviewed for compliance with the terms of this Agreement by, and shall be reasonably satisfactory to, outside counsel to the Company; and

               (D) no such Transfer under this clause (iv) shall be permitted during any period in which the Founder Securities are otherwise subject to the provisions of Section 9.8 hereof, other than pursuant to a bona fide pledge, hypothecation or other security interest outstanding in accordance with the terms of this clause
               (iv) on the date that the market stand-off agreement restrictions imposed by Section 9.8 become effective.

          (b) Anything to the contrary in this Agreement notwithstanding, transferees of the Founder permitted by clauses (ii) and (iii) of Section 7.1(a) shall take any shares so Transferred subject to all provisions of this Agreement as if such shares were still held by the Founder, whether or not they so agree with the Founder.

     7.2. Right of Refusal.

     If at any time on or after the Closing Date, the Founder (including for all purposes of this Section 7.2, any permitted transferee of his shares pursuant to
Section 7.1(a)(ii) or Section 7.1(a)(iii)) receives a bona fide offer to purchase any or all of his shares (the "Offer") from an unaffiliated third party (the "Offeror") which the Founder wishes to accept (whether initiated by the Founder or the third party), the Founder may transfer such shares pursuant to and in accordance with the following provisions of this Section 7.2:

          (a) The Founder shall cause the Offer to be reduced to writing and shall notify the Series Preferred Stockholders in writing of his desire to accept the Offer and otherwise comply with the provisions of this Section 7.2 and Section 7.3. The Founder's notice shall constitute an irrevocable offer to sell such shares to the Series Preferred Stockholders at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer. The notice shall be accompanied by a true copy of the Offer (which shall indemnify the Offeree).

          (b) At any time within thirty (30) days after the date of the giving of notice pursuant to Section 7.2(a) (the "Notice Period"), one or more of the Series Preferred Stockholders may, subject to the terms hereof, choose to accept the Offer with respect to all or a portion of the shares covered thereby by giving written notice to the Founder to such effect; provided, however, that if two or more Series Preferred Stockholders choose, in the aggregate, to accept such Offer with respect to an aggregate number of shares which exceeds the number of shares subject to such Offer and available for purchase by the Series Preferred Stockholders taken as a whole, the number of shares for which the Offer may be accepted by each such Series Preferred Stockholder shall, in each case, be reduced by the smallest number of shares as shall be necessary to reduce the aggregate number of shares for which the Offer may be accepted by the Series Preferred Stockholders as contemplated herein to the number of shares for which the Offer was made and which are available for purchase by them; provided, further, that the number of shares for which any Series Preferred Stockholder may accept such Offer as contemplated herein shall in no event be reduced to less than the number of shares which bears the same proportion to the total number of shares for which the Offer was made and which are available for purchase by the Series Preferred Stockholders as the number of shares of capital stock of the Company (or other securities convertible into shares of capital stock of the Company) (any such shares being referred to hereinafter as "Securities") then held by such Series Preferred Stockholder bears to the total number of Securities then held by all Series Preferred Stockholders accepting such Offer; and provided, further, that the Series Preferred Stockholders who elect to purchase shares may purchase any shares which other Series Preferred Stockholders do not elect to purchase based on the relative holdings of such electing Series Preferred Stockholders.

          (c) If shares covered by any Offer are purchased pursuant to Section 7.2(b), such purchase shall be (i) at the same price and on the same terms and conditions as the Offer if the Offer is for cash and/or notes or (ii) if the Offer includes any consideration other than cash and notes, then at the equivalent all cash price for such other consideration as determined by the Board of Directors. The closing of the purchase of the shares subject to an Offer pursuant to this Section 7.2 shall take place within fifteen (15) days after the expiration of the Notice Period, or upon satisfaction of any governmental approval requirements, if later, by delivery by the respective Series Preferred Stockholders of the purchase price for the shares being purchased as provided above to the Founder against delivery of the certificates representing the shares so purchased appropriately endorsed for transfer by the Founder.

     7.3. Sales by the Founder.

     Any shares  covered by an Offer which are not acquired  pursuant to Section
7.2 that the Founder desires to sell following compliance with Section 7.2 may be sold to the Offeror only during the 90-day period after the expiration of the Notice Period and only on terms no more favorable to the Founder than those contained in the Offer. Promptly after such sale, the Founder shall notify the Series Preferred Stockholders of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Series Preferred Stockholders. So long as the Offeror is neither a party, nor an affiliate or relative of a party to this Agreement, such Offeror shall take the shares so Transferred free and clear of the provisions of this Agreement, other than Section 5.1 and 5.3 hereof. If, at the end of such 90-day period, the Founder has not completed the sale of such shares as aforesaid, all the restrictions on Transfer contained in this Agreement shall again be in effect with respect to such shares.

SECTION 8 RIGHTS TO PURCHASE

     Notwithstanding anything herein to the contrary, the following provisions of this Section 8 shall not apply to, and shall thereafter terminate immediately upon, the Company's first Qualified Public Offering.

     8.1  Right to Participate in Certain Sales of Additional Securities.

          (a) The Company agrees that it shall not sell or issue any shares of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock of the Company unless the Company first submits a written offer to each Eligible Stockholder, identifying the terms of the proposed sale (including cash price, number or aggregate principal amount of securities and all other material terms).

          (b) Pursuant to such notice, the Company shall offer to each Eligible Stockholder the opportunity to purchase its Pro Rata Share of the securities proposed to be sold by the Company on terms and conditions, including price, not less favorable to the Eligible Stockholders than those on which the Company proposes to sell such securities to a third party. Each Eligible Stockholder shall have a right of over-allotment such that if any Eligible Stockholder fails to exercise its right hereunder to purchase its Pro Rata Share, the Electing Purchasers may purchase the non-purchasing Eligible Stockholder's Pro Rata Share (allocated among them, pro rata in proportion to the aggregate number of shares of Common Stock owned by such Electing Purchasers (assuming the full conversion of any shares of the capital stock of the Company convertible into shares of Common Stock)).

          (c) The Company's offer to the Eligible Stockholders shall remain open and irrevocable, for a period of thirty (30) days. Any securities so offered which are not purchased pursuant to such offer may be sold by the Company, at any time within one hundred twenty (120) days following the termination of the above-referenced 30-day period, but such securities may not be sold on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer. No securities may be sold by the Company after such 120-day period without renewed compliance with this Section 8.1.

          (d) Notwithstanding the foregoing, the Company may (i) issue options, warrants or rights to subscribe for shares of its Common Stock (as appropriately adjusted for stock splits, stock dividend and the like) to officers, employees and directors of the Company pursuant to the terms of the Stock Option Plan and the Stock Incentive Plan and Section 4.4 hereof and may issue shares of its Common Stock upon the exercise of any such stock options, or upon exercise of warrants outstanding as of the Closing, (ii) issue shares of its Common Stock upon the conversion of the Series Preferred Stock (as appropriately adjusted for stock splits, stock dividends and the like); (iii) issue shares of its Common Stock in connection with the acquisition of another Company approved consistent with Section 6.1; (iv) issue shares of its Common Stock pursuant to the exercise of the outstanding options listed on Exhibit D hereto (as appropriately adjusted for stock splits, stock dividends and the like), and (v) issue shares of its capital stock as contemplated by the Contribution Agreements and the Colonial Option Agreement.

SECTION 9 REGISTRATION RIGHTS; STAND-OFF AGREEMENT

     9.1. Optional Registrations.

          (a) If, at any time or from time to time after the date hereof, the Company shall determine to register any shares of its capital stock or securities convertible into capital stock under the Securities Act (whether in connection with a public offering of securities by the Company (a "primary offering"), for the account of any security holder or holders of the Company (a "secondary offering"), or both), the Company shall promptly give written notice thereof to each Series Preferred Stockholder holding Registrable Securities (as hereinafter defined in Section 9.4 below) then outstanding, Jalkut (for so long as he shall hold Registrable Securities) and the Founder (for so long as he shall hold Founder Securities); provided, however, that such notice obligation shall not apply to any registration:

               (i) relating to a public offering pursuant to any demand registration rights under the Warrant Registration Rights Agreement;

               (ii) relating to the registration of any of the Company's employee benefit plans;

               (iii) on any form that does not permit secondary offerings; or

               (iv) relating to a corporate reorganization or other transaction under Rule 145 or any similar rule of the SEC.

          (b) If, within thirty (30) days after their receipt of a notice delivered pursuant to clause (a) of this Section 9.1, one or more Series Preferred Stockholders, Jalkut or the Founder request the inclusion of some or all of the Registrable Securities or Founder Securities held by them in such registration, the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Securities and Founder Securities which such Holders may request in a writing delivered to the Company within such thirty (30) days.

          (c) In the case of the registration of shares of capital stock by the Company in connection with any underwritten public offering, if the underwriter(s) shall have informed the Company and the Holders requesting inclusion in such offering, in writing, that in such underwriter's opinion the number of Registrable Securities and Founder Securities to be included in the offering is such as to materially and adversely affect the price at which the securities can be sold, the Company shall not be required to register Registrable Securities and Founder Securities of such Holders in excess of the amount, if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in excess of any amount to be registered for the Company. If any limitation of the number of shares of capital stock to be registered by the Holders is required pursuant to this clause 9.1(c), the number of shares that may be included in the registration on behalf of the Holders shall be allocated among the Holders or the holders of any other registration rights in proportion, as nearly as practicable, to their relative holdings of Registrable Securities and Founder Securities, in the aggregate (provided that for such purpose the Series E Preferred Stockholders shall be deemed to own two times their actual holdings of Series E Preferred Stock, and provided further that if any Holder does not register all shares that it is entitled to register under the foregoing formula, then its unused shares shall be reallocated among the remaining requesting Holders in proportion to their relative holdings of Registrable Securities and Founder Securities), after first excluding from such registration statement all shares of Common Stock, other than Founder Securities, sought to be included therein by:

              (i) any director, officer or employee of the Company, including Jalkut (unless and until Jalkut has been involuntarily terminated as an officer of the Company pursuant to Sections 6(d) or 6(f) of the Jalkut Employment Agreement), pro rata based on the number of shares of Registrable Securities requested by each such individual to be included in such registration;

               (ii) any holder thereof not having any such contractual incidental registration rights; and


               (iii)  any   holder   thereof   having   contractual   incidental
          registration rights subordinate and junior to the rights of the Series Preferred Stockholders.

If such underwritten public offering is an initial public offering of the Company's Common Stock, the Company may limit or exclude, to the extent so advised by the underwriter as provided above, the amount of Registrable Securities and Founder Securities to be included in the registration. If such underwritten public offering is not an initial public offering of the Company's Common Stock, then the Series Preferred Stockholders holding Registrable Securities, the Founder, and Jalkut if he has been involuntarily terminated as an officer of the Company pursuant to Sections 6(d) and 6(f) of the Jalkut Employment Agreement, shall be allowed to include in the aggregate not less than thirty-five percent (35%) of the shares subject to such registration statement, provided, however, that in addition to any limitations imposed by this clause
(c), in connection with any registration that includes securities pursuant to the Warrant Registration Rights Agreement, the terms of the Warrant Registration Rights Agreement as in effect on the date hereof shall govern the inclusion (and limitations on inclusion) of Registrable Securities, Founder Securities and other securities in such registration.

          (d) The Company shall not grant any rights relating to the piggy-back registration of its capital stock which are superior to or on a parity with the rights granted to the Series Preferred Stockholders, the Founder and Jalkut in this Section 9.1 other than pursuant to this Agreement and the Warrant Registration Rights Agreement.

     9.2. Required Registrations.

          (a) If on any three (3) occasions after the date hereof the Required Holders notify the Company in writing that the Required Holders intend to offer or cause to be offered for public sale all or any portion of its or their Registrable Securities, the Company shall notify all of the Holders who would be entitled to notice of a proposed registration under Section 9.1 above of its receipt of such notification from such Required Holders. Upon the written request of any such Holder or Holders delivered to the Company within twenty
(20) days after the Company's delivery of such notification to the Holders, the Company shall either:

               (i) elect to make a primary offering, in which case the rights of such Holders to participate in such offering shall be as set forth in
          Section 9.1 above (except that the Company shall not be permitted to limit the number of shares which may be registered by any Holder, and Holders holding a majority of the Registrable Securities requested to be included in such required registration will have the right to select the underwriter); or

               (ii) use its best efforts to cause such of the Registrable Securities and Founder Securities as may be requested by any Holders to be registered under the Securities Act in accordance with the terms of this Section 9.2.

          (b) In the event that (i) the Company shall have completed its initial Qualified Public Offering, and (ii) the registration statement filed by the Company under the Securities Act in respect of such Qualified Public Offering shall:

               (A) have ceased to be effective on or before the date which is thirty (30) days following the expiration of the lock-up period specified in Section 9.8 hereof; or

               (B) not have included pursuant to the provisions of section 9.1 hereof the shares of Common Stock proposed to be registered by the Founder,

then, in either of such events but only in either of such events (the "Triggering Event"), the Founder shall have the rights set forth in this Section 9.2(b). If on any one occasion at any time following the Triggering Event, and subject to the other terms and conditions of this Agreement, the Founder notifies the Company in writing that the Founder intends to offer or cause to be offered for public sale all or any portion of his Founder Securities, the Company shall notify all of the Holders who would be entitled to notice of a proposed registration under Section 9.1 above of its receipt of such notification from the Founder. Upon the written request of any such Holder or Holders delivered to the Company within twenty (20) days after the Company's delivery of such notification to the Holders, the Company shall either:

               (x) elect to make a primary offering, in which case the rights of all such Holders to participate in such offering shall be as set forth in Section 9.1 above (except that the Company shall not be permitted to limit the number of shares which may be registered by any Holder); or

               (y) use its best efforts to cause such of the Registrable Securities and Founder Securities as may be requested by any Holders to be registered under the Securities Act in accordance with the terms of this Section 9.2;

provided, however, that in the event that the notification delivered by the Founder under this Section 9.2(b) shall have been delivered to the Company on or before the date which is one year following the completion of the Qualified Public Offering of the Company, the number of shares of Founder Securities that may be included in such notification by the Founder hereunder (and in respect of which the Company shall have the obligations under this Section 9.2(b)) shall be limited and:

               (1) shall not, in the case of an initial Qualified Public Offering in which shares constituting fewer than fifteen percent (15%) of the equity capital of the Company on a fully diluted basis shall have been so registered in connection with such initial Qualified Public Offering, exceed thirty percent (30%) of the aggregate number of shares so registered in connection with such initial Qualified Public Offering, and

               (2)  shall not, in all other cases,  exceed twenty  percent (20%)
                    of  the   aggregate   number  of  shares  so  registered  in
                    connection with such initial Qualified Public Offering.

          (c) The Company may postpone the filing of any registration statement required by this Section 9.2 for a reasonable period of time, not to exceed sixty (60) days during any twelve month period, if the Company has been advised by legal counsel that such filing would require a special audit or the disclosure of a material impending transaction or other matter and the Company determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company. The Company shall not be required to cause a registration statement requested pursuant to this Section 9.2 to become effective prior to the later of (i) 90 days following the effective date of a registration statement initiated by the Company (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the SEC under the Securities Act is applicable), if the request for registration has been received by the Company subsequent to the giving of written notice by the Company made in good faith to the Holders holding Registrable Securities and Founder Securities that the Company is commencing to prepare a Company-initiated registration statement, and (ii) the end of any 'lock-up" or "black-out" period imposed on the Company or any of the holders of its securities pursuant to or in connection with any underwriting or purchase agreement relating to an underwritten offering under Rule 144A of the Securities Act or a registered public offering of equity securities of the Company, such period not to exceed 180 days; provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly following the end of the period set forth in clause (i) or (ii) of this clause (c), as applicable.

               (d) Notwithstanding the provisions of clauses (a), (b) or (c) of this Section 9.2, the Company shall not be obligated to effect any registration pursuant to:

               (1) Section 9.2(a), if the Required Holders propose to register Registrable Securities that may be immediately registered on SEC Form S-3 pursuant to a request made under Section 9.3 hereof;

               (2) Section 9.2(a) if the Required Holders do not request that the offering which is the subject of such registration be firmly underwritten by underwriters selected by the Required Holders and reasonably acceptable to the Company;

               (3) Section 9.2(b), if the Founder does not request that the offering which is the subject of such registration be firmly underwritten by underwriters selected by the Founder and reasonably acceptable to the Company; or

               (4) Section 9.2(a) or 9.2(b), if the Company, after using its best efforts to do so, is unable to obtain the commitment of the underwriter selected in clauses (2) or (3) above, as applicable, to underwrite such offering on a firm commitment basis.

     9.3. Form S-3.

     Following its initial public offering, the Company shall timely file all reports required to be filed with the SEC under the Exchange Act and shall otherwise use reasonable efforts to qualify for registration on SEC Form S-3 or any comparable or successor form promulgated by the SEC. If the Company becomes eligible to use SEC Form S-3 or a comparable successor form, the Company shall use its best efforts to continue to qualify at all times for registration on Form S-3 or such successor form. One or more of the Holders other than the Founder shall have the right to request and have effected one registration per year of shares of Registrable Securities on Form S-3 or such successor form for a public offering of shares of Registrable Securities and having an aggregate proposed offering price exceeding $1,000,000 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such Holder or Holders). The Company shall give notice to all Holders of the receipt of a request for registration pursuant to this Section 9.3 and shall provide a reasonable opportunity for such Holders to participate in the registration. The Company shall not be required to cause a registration statement requested pursuant to this Section 9.3 to become effective prior to the later of

(i) 90 days following the effective date of a registration statement initiated by the Company (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the SEC under the Securities Act is applicable), if the request for registration has been received by the Company subsequent to the giving of written notice by the Company made in good faith to the Holders holding Registrable Securities and Founder Securities that the Company is commencing to prepare a Company-initiated registration statement, and (ii) the end of any "lock-up" or "black out" period imposed on the Company pursuant to or in connection with any underwriting or purchase agreement relating to an underwritten SEC Rule 144A or a registered public offering of equity securities of the Company, such period not to exceed 180 days; provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly following the end of the period set forth in clauses (i) or (ii) above, as applicable, if the request pursuant to this Section 9.3 has been made prior to the expiration of such period. The Company may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed 60 days during any twelve-month period, if the Company has been advised by legal counsel that such filing would require the disclosure of a material transaction or other factor and the Company determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company. Subject to the foregoing, the Company shall use its best efforts to effect promptly the registration of all shares of Common Stock on Form S-3 or such successor form to the extent requested by the Holder or Holders thereof for purposes of disposition. If so requested by any Holder in connection with a registration under this Section 9.3, the Company shall take such steps as are required to register such Holder's Registrable Securities or Founder Securities for sale on a delayed or continuous basis under SEC Rule 415, and to keep such registration effective for the shorter of (x) six months or (y) until all of such Holder's Registrable Securities or Founder Securities registered thereunder are sold.

     9.4. Registrable Securities.

     For purposes of this Agreement, the term "Registrable Securities" shall mean any shares of Common Stock:

          (a) purchased by, or issued to, a Series Preferred Stockholder, or issuable upon conversion of the Series Preferred Stock or other Preferred Stock of the Corporation;

          (b) issued or issuable to Jalkut upon the exercise of options granted to him by the Company; or

          (c) issued by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, or any exchange or other replacement of the shares referred to in clauses (i) or (ii) above;

provided, however, that (x) if a Series Preferred Stockholder owns or holds shares of Series Preferred Stock (or, in the case of Jalkut, owns or holds options exercisable for shares of Common Stock), such Series Preferred Stockholder (or optionholder) shall not be required to cause such shares of Series Preferred Stock to be converted to Common Stock (or, in the case of Jalkut, shall not be required to exercise such options) until immediately prior to the effective date of any applicable registration statement pursuant to which such shares shall be sold, and (y) notwithstanding any other provision of this Agreement, the term "Registrable Securities" shall not include any shares of Common Stock which have previously been registered or which have been sold to the public either pursuant to a registration statement or SEC Rule 144, or that may be sold by the holder thereof pursuant to SEC Rule 144(k).

     9.5. Further Obligations of the Company.

     Whenever the Company is required hereunder to register any Registrable Securities or Founder Securities it agrees that it also shall do the following:

          (a) Pay all expenses of such registrations and offerings (exclusive of underwriting discounts and commissions) and the reasonable fees and expenses, not to exceed $60,000 per offering, of not more than one independent counsel for the Holders satisfactory to a majority in interest of the Holders with Registrable Securities included in such registration, voting as a single class.

          (b) Use its best efforts (with due regard to management of the ongoing business of the Company and the allocation of managerial resources) diligently to prepare and file with the SEC a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective for at least 90 days (6 months in the case of a Form S-3 registration statement under Section 9.3) or such earlier date on which the Holder or Holders have completed the distribution described in such registration statement, and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration for the period necessary to complete the proposed public offering;

          (c) Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as such Holder may reasonably request to facilitate the public offering of its Registrable Securities or Founder Securities, as the case may be;

          (d) Enter into any reasonable underwriting agreement required by the proposed underwriter for the selling Holders, if any, in such form and containing such terms as are customary; provided, however, that no Holder shall be required to make any representations or warranties other than with respect to its title to the Registrable Securities or Founder Securities, as the case may be, and if the underwriter requires that representations or warranties be made, the Company shall make all such representations and warranties relating to the Company;

          (e) Use its best efforts to register or qualify the securities covered by said registration statement under the securities or blue-sky laws of such jurisdictions as any selling Holder may reasonably request, provided that the Company shall not be required to register or qualify the securities in any jurisdictions which require it to qualify to do business therein or in which the Company would be required to consent generally to service of process in such jurisdiction unless the Company is already so subject;

          (f) Immediately notify each selling Holder, at any time when a prospectus relating to his Registrable Securities or Founder Securities, as the case may be, is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of any such selling Holder, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities and Founder Securities, as the case may be, such prospectus shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

          (g) Cause all such Registrable Securities and Founder Securities, as the case may be, to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted:

          (h) Otherwise use its best efforts to comply with the applicable securities laws of the United States and other applicable jurisdictions and all applicable rules and regulations of the SEC and comparable governmental agencies in other applicable jurisdictions and make generally available to its Holders, in each case as soon as practicable, but not later than 45 days after the close of the period covered thereby, an earnings statement of the Company which shall satisfy the provisions of Section 11(a) of the Securities Act;

          (i) Use best efforts to obtain and furnish to each selling Holder, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities or Founder Securities sold pursuant thereto), a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities and Founder Securities being sold may reasonably request;

          (j) Make available appropriate management personnel for participation in the preparation and drafting of such registration statement, for due diligence meetings and, to the extent that doing so does not interfere with the operations and management of the Company, for "road show" meetings, in each case as reasonably requested by the Holders or the lead managing underwriter; and

          (k) Otherwise cooperate with the underwriter or underwriters, the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities and Founder Securities under this
Section 9.

     9.6. Indemnification; Contribution.

          (a) Incident to any registration statement referred to in this Section 9, and subject to applicable law, the Company shall indemnify and hold harmless each underwriter, each Holder who offers or sells any such Registrable Securities or Founder Securities in connection with such registration statement (including its partners (including partners of partners and stockholders of any such partners)), and directors, officers, employees and agents of any of them (a "Selling Holder"), and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (hereinafter the "Exchange Act") (a "Controlling Person")), from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (ii) any omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or blue sky laws or any rule or regulation thereunder in connection with such registration; provided, however, that the Company shall not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished in writing to the Company by such underwriter, Selling Holder or Controlling Person expressly for use in such registration statement. With respect to such untrue statement or omission or alleged untrue statement or omission in the information furnished to the Company by such Selling Holder expressly for use in such registration statement, such Selling Holder shall indemnify and hold harmless each underwriter, the Company (including its directors, officers, employees and agents), each other Holder (including its partners (including partners of partners and stockholders of such partners) and directors, officers, employees and agents of any of them) whose securities are so registered, and each person who controls any of them within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent provided in the immediately preceding sentence. In no event, however, shall the liability of a Selling Holder for indemnification under this Section 9.6(a) in its capacity as such (and not in its capacity as an officer or director of the Company) exceed the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to that proportion of the total securities sold under such registration statement which is being sold by such Selling Holder or (ii) the proceeds received by such Selling Holder from its sale of Registrable Securities (or Founder Securities, as the case may be) under such registration statement.

          (b) If the indemnification provided for in Section 9.6(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this Section 9.6, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the other Selling Holders and the underwriters from the offering of the Registrable Securities and Founder Securities, as applicable, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other Selling Holders and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, the Selling Holders and the underwriters shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Selling Holders and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities and Founder Securities, as applicable. The relative fault of the Company, the Selling Holders and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Holders or the underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (c) The Company, the Selling Holders and the underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9.6(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In no event, however, shall a Selling Holder be required to contribute any amount under this Section 9.6(b) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to that proportion of the total securities sold under such registration statement which is being sold by such Selling Holder or (ii) the proceeds received by such Selling Holder from its sale of Registrable Securities or Founder Securities, as the case may be, under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

          (d) The amount paid by an indemnifying party or payable to an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 9.6 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred. The indemnification and contribution provided for this Section 9.6 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties. Any indemnification of legal fees and costs pursuant to this Section 9.6 shall be paid by the indemnifying party when and as such fees and costs are incurred by the indemnified party.

     9.7. Rule 144 and Rule 144A Requirements.

     In the event that the Company becomes and for so long as it remains subject to Section 13 or Section 15(d) of the Exchange Act, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor or similar exemptive rules hereafter in effect). The Company shall furnish to any Series Preferred Stockholder holding Registrable Securities and to the Founder holding Founder Securities, within fifteen (15) days of a written request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 or Rule 144A or such successor rules.

     9.8. Market Stand-off Agreement.

     Each and all of the Stockholders party to this Agreement, if so requested by the underwriter of the Company's securities, shall agree not to sell, pledge, encumber or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Stockholders during the 180-day period following the effective date of the Company's initial public offering or any other registration statement of the Company in which such Stockholder has included securities for registration, or during any shorter period agreeable to the managing underwriter. Such agreement shall be in writing and in a form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares of Common Stock, Series Preferred Stock, or any other securities of the Company subject to the foregoing restriction until the end of such period.

SECTION 10 GENERAL.

     10.1. Amendments, Waivers and Consents.

          (a) For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between the Company and any Stockholder and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. Except as otherwise provided in Section 10.1(c) hereof, no provision hereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision.

          (b) Except as otherwise provided by the terms of this Agreement (including Section 10(c) hereof), all and any amendments to and consents required by this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by the consent of the holders of a majority of the issued and outstanding shares of Series Preferred Stock and Common Stock, voting together as a single class.

          (c) No amendment, waiver or consent that adversely affects the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, or the Series E Preferred Stock, or affects any rights specifically granted to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, or the Series E Preferred Stock shall be approved without the approval of the holders of a majority of the issued and outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock, respectively, each voting separately as a class; provided, however, that any amendment, waiver or consent that adversely affects one Series Preferred Stockholder, or affects any rights specifically granted to such Series Preferred Stockholder, in a manner different than all other Series Preferred Stockholders holding the same series of Series Preferred Stock, including, but not limited to, the right to designate certain directors set forth in Sections 5.1 and 5.2 hereof, shall not be approved without such Series Preferred Stockholder's consent.

          (d) No amendment to Articles 7, 8 or 9 hereof that would, relative to the rights of any other class of Stock, adversely affect any rights granted to the Founder under this Agreement shall be approved without the Founder's consent.

          (e) Except as otherwise expressly provided by the terms of this Agreement, any amendment or waiver effected in accordance with this Section 10.1 shall be binding upon:

              (i) the Company;

              (ii) each holder of the shares Series Preferred Stock at the time outstanding and each future holder of the shares of Series Preferred Stock;

              (iii) the Founder and any transferee of the shares of Common Stock owned by the Founder as of the date hereof; and

              (iv) Jalkut and any transferee of the Shares of Common Stock owned by Jalkut as of the date hereof.

10.2. Legend on Securities.

     The Company and the Stockholders acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the shares of capital stock of the Company issued hereunder held at any time by the Stockholders.

     "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS. THESE SECURITIES ARE ALSO SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT DATED AS OF MARCH 30, 2000, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, INDEMNITY PROVISIONS AND VOTING PROVISIONS SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE."

The Company shall be obligated to reissue promptly at the request of any Holder thereof unlegended certificates if the Holder thereof shall have obtained an opinion of counsel at such Holder's expense reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification, or legend, whether pursuant to Rule 144(k), an effective registration statement, or otherwise.

     10.3. Governing Law.

     This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

     10.4. Section Headings and Gender.

     The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter as the context may require.

     10.5. Counterparts.

     This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

     10.6. Notices and Demands.

     Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two business days after being sent by overnight delivery providing receipt of delivery to the following addresses: If to the Company, at 1015 31st Street, N.W., Washington, D.C. 20007, or at any other address designated by the Company to the Stockholders in writing; if to a Stockholder, at his or its mailing address as shown on Exhibit A hereto, or at any other address designated by such Stockholder to the Company and the Stockholders in writing.

     10.7. Severability.

     Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

     10.8. Integration.

     This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject mater hereof.

     10.9. Review with Counsel.

     Each party to this Agreement hereby confirms and acknowledges for the benefit of each and all of the other parties hereto that he has obtained the advice of counsel with respect to its execution, and that he has entered into this Agreement of his own free will and not under compulsion or duress.

     10.10. Waiver of Jury Trial.

     EACH PARTY HERETO HEREBY WAIVES ANY RIGHT WHICH IT MAY OTHERWISE HAVE AT LAW OR IN EQUITY TO A TRIAL BY JURY IN CONNECTION WITH ANY SUIT OR PROCEEDING AT LAW OR IN EQUITY BROUGHT BY ANY PARTY HERETO AGAINST ANOTHER WAIVING PARTY OR WHICH OTHERWISE RELATES TO THIS AGREEMENT.

     10.11.Subsequent Series D or E Preferred Stockholders. To the extent that the Company issues in accordance with the terms hereof any Series D Preferred Stock or Series E Preferred Stock subsequent to the date hereof, each purchaser thereof (i) shall be required to become a party to this Agreement, with all of the benefits, rights and obligations of a Stockholder hereunder by executing a written agreement between such purchaser and the Company, which agreement shall not require the execution of the then current Stockholders hereunder, and (ii) shall make the representations in Section 3, provided that, with respect to
Section 3.3(a), such purchaser shall make the representation of no present intention or plan as of the date thereof, formally or informally, to transfer or dispose of any of the purchased shares to any person who is not a member of the controlling group of shareholders for purposes of IRC Section 351. The Company shall provide each Stockholder notice of any parties added to this Agreement pursuant to the terms hereof.

     10.12. Transferees. Except as specifically set forth in this Agreement, any transferee of Founder Securities or Series Preferred Stock shall be bound by and subject to the restrictions and agreements and entitled to the benefits and rights set forth in Sections 2, 4, 5, 6, 7, 8, 9 and 10 of this Agreement as if such transferee was a Founder or Series Preferred Stockholder as defined herein. The relevant Holder or Holders, as the case may be, shall notify the Company at the time of such transfer. All certificates representing shares held by such transferees shall bear a legend to such effect. Any transfers of shares subject to this Agreement shall be effected in compliance with all applicable requirements of the Federal Communications Commission (the "FCC") and federal telecommunications law, including any relevant limitations on foreign ownership of FCC licenses.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                    PATHNET TELECOMMUNICATIONS, INC.

                                       By:/s/ Richard Jalkut
                                         ---------------------------------
                                          Name: CEO
                                          Title:

                                  STOCKHOLDERS

                                    SPECTRUM EQUITY INVESTORS, L.P.

                                       By:/s/ Chris J. Maroni
                                         ---------------------------------
                                          Name: K.J. Maroni
                                          Title:

                                    SPECTRUM EQUITY INVESTORS II, L.P.

                                       By:/s/ Chris J. Maroni
                                         ---------------------------------
                                          Name:K.J. Maroni
                                          Title:

                                        /s/ Shawn J. Colo
                                    -------------------------------------
                                          Shawn J. Colo

                                        /s/ Ben Coughlin
                                    -------------------------------------
                                          Benjamin M. Coughlin


                                       /s/ illegible
                                    -------------------------------------
                                          Michael J. Kenneally

                                      /s/ illegible
                                    -------------------------------------
                                          Matthew N. Mochary


                                      /s/ illegible
                                    -------------------------------------
                                          Robert A. Nicholson


                                     /s/ F Wang
                                    -------------------------------------
                                          Fred Wang


                                    NEW ENTERPRISE ASSOCIATES VI, LIMITED
                                   PARTNERSHIP

                                       By: /s/ illegible
                                         ---------------------------------
                                          Name:
                                          Title:

                                    ONSET ENTERPRISE ASSOCIATES II, L.P.

                                       By: /s/ illegible
                                         ---------------------------------
                                          Name:
                                          Title: illegible

                                    ONSET ENTERPRISES ASSOCIATES III, L.P.

                                       By: /s/ illegible
                                         ---------------------------------
                                          Name:
                                          Title: Managing Director
                                                 OEA III Management, LLC
                                                 The General Partner of
                                                 Onset Enterprise Associates III
                                                  L.P.

                                    MONTAUK PARTNERS, L.P.

                                       By: /s/ Brian M Smith
                                         ---------------------------------
                                          Name:   Brian M Smith
                                          Title:  Managing Member of
                                                  General Partner

                                    PAUL CAPITAL PARTNERS V, L.P.

                                       By: /s/ Bryon T. Sheets
                                         ---------------------------------
                                          Name:   Bryon T. Sheets
                                          Title:  Manager of Paul Capital
                                                       Management, LLC

                                    PAUL CAPITAL PARTNERS V (DOMESTIC ANNEX
                                    FUND), L.P.

                                       By:/s/ Bryon T. Sheets
                                         ---------------------------------
                                          Name:   Bryon T. Sheets
                                          Title:  Manager of Paul Capital
                                                       Management, LLC


                                    PAUL CAPITAL PARTNERS V INTERNATIONAL, L.P.

                                       By:/s/ Bryon T. Sheets
                                         ---------------------------------
                                          Name:   Bryon T. Sheets
                                          Title:  Manager of Paul Capital
                                                       Management, LLC

                                    PAUL CAPITAL PARTNERS VI, L.P.

                                       By:/s/ Bryon T. Sheets
                                         ---------------------------------
                                          Name:   Bryon T. Sheets
                                          Title:  Manager of Paul Capital
                                                       Management, LLC


                                    PCP ASSOCIATES, L.P.

                                       By:/s/ Bryon T. Sheets
                                         ---------------------------------
                                          Name:   Bryon T. Sheets
                                          Title:  Manager of Paul Capital
                                                       Management, LLC


                                        /s/ Thomas Domencich
                                    -------------------------------------
                                          Thomas Domencich


                                        /s/ Dennis R. Patrick
                                    -------------------------------------
                                          Dennis R. Patrick


                                    TORONTO DOMINION CAPITAL (U.S.A.), INC.

                                       By: /s/ Martha L. Gariepy
                                         ---------------------------------
                                          Name:   Martha L. Gariepy
                                          Title:  Secretary/Treasurer

                                    GROTECH PARTNERS IV, L.P.

                                       By:/s/ Patrick Kerins
                                         ---------------------------------
                                          Name:   Patrick Kerins
                                          Title:  Managing Director

                                    UTECH CLIMATE CHALLENGE FUND, L.P.

                                       By:/s/ Robert W. Shaw Jr
                                         ---------------------------------
                                          Name: Robert W. Shaw Jr
                                          Title: Managing Member

                                    UTILITY COMPETITIVE ADVANTAGE FUND

                                       By:/s/ William T. Heflin
                                         ---------------------------------
                                          Name:   William T. Heflin
                                          Title:  Managing Director

                                    FBR TECHNOLOGY VENTURE PARTNERS, L.P.

                                       By: /s/ Gene Riechers
                                         ---------------------------------
                                          Name: Gene Riechers
                                          Title: Managing Director

                                    THE BURLINGTON NORTHERN AND SANTA FE
                                    RAILWAY COMPANY

                                       By: /s/  Illegible
                                         ---------------------------------
                                          Name:
                                          Title:

                                    COLONIAL PIPELINE COMPANY

                                       By: /s/ D.L. Lemmon
                                         ---------------------------------
                                          Name:   D.L. Lemmon
                                          Title:  President and Chief Executive
                                                    Officer

                                    CSX TRANSPORTATION, INC.

                                       By: /s/ Paul Sandler
                                         ---------------------------------
                                          Name:   Paul D. Sandler
                                          Title:  Senior Vice President -
                                                   Corporate Services


                                        /s/ David Schaeffer
                                    -------------------------------------
                                          David Schaeffer